                                                                   Exhibit 10-55

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of January____________________, 2004 by and between CKE RESTAURANTS, INC., a Delaware corporation (the "Company"), and ANDREW F. PUZDER (the "Employee").

                                   RECITALS:

         A. The Company and Employee heretofore entered into an Employment Agreement dated April 9, 1999, which was amended on January 3, 2001 (collectively, the "Prior Employment Agreement").

         B. The Prior Employment Agreement expires on April 4, 2004, and this Agreement shall become effective concurrently with such expiration on such date (the "Effective Date").

         C. The Company and Employee desire to supersede the Prior Employment Agreement with this Agreement, all effective as of the Effective Date.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

         1. Employment and Duties. Subject to the terms and conditions of this Agreement, the Company employs the Employee to serve in an executive and managerial capacity as President and Chief Executive Officer of the Company, and the Employee accepts such employment and agrees to perform such reasonable responsibilities and duties commensurate with the aforesaid positions as directed by the Company's Board of Directors or as set forth in the Articles of Incorporation and the Bylaws of the Company. Any change in such titles or delegation of duties inconsistent with such titles without the consent of Employee shall be deemed a termination without cause under Section 7(b) below.

         2. Term. The term of this Agreement shall commence on the Effective Date and shall terminate on April 9, 2007, subject to prior termination as set forth in Section 7 below (the "Term"), The Term may be extended at any time upon mutual written agreement of the parties.

         3. Salary. Commencing on the Effective Date, and subject to the other provisions of this Agreement, the Company shall pay the Employee a minimum base annual salary of $800,000. The Compensation Committee of the Company's Board of Directors may, from time to time after the Effective Date, increase such salary in its sole discretion.

         4. Other Compensation and Fringe Benefits. In addition to any executive bonus, pension, deferred compensation and stock option grants which the Company may from time to time make available to the Employee upon mutual agreement, the Employee shall be entitled to the following:

                  (a) The standard Company benefits enjoyed by the Company's other top executives;

                  (b) Payment by the Company of the Employee's initiation and membership dues in a social and/or recreational club as deemed necessary and appropriate by the Employee (and pre-approved by the Company at the Company's discretion) to maintain various business relationships on behalf of the Company; provided, however, that the Company shall not be obligated to pay for any of the Employee's personal purchases and expenses at such club;

                  (c) Provision by the Company during the Term and any extensions thereof to the Employee and his dependents of the medical and other insurance coverage provided by the Company to its other top executives. In addition, the Company will reimburse Employee for all medical, dental and vision care expenses incurred by the Employee and his dependents that are not otherwise reimbursed or covered by the base health insurance plan;

                  (d) Provision by the Company of supplemental disability insurance sufficient to provide two-thirds of the Employee's pre-disability minimum base annual salary for a two-year period;

                  (e) For the fiscal years ending in January 2005, 2006 and 2007, Employee and the Compensation Committee of the Board of Directors shall, prior to the commencement of each such fiscal year, agree upon a reasonable Target Income (as defined below) for such fiscal year. Employee shall then earn an annual bonus for each such fiscal year determined as follows:

                           (i)      If Actual Income (as defined below) is below
80% of Target Income, no bonus shall be earned,

                           (ii)     If Actual Income is 80% of Target Income,
Employee shall receive a bonus equal to 50% of his minimum base annual salary in effect on the last day of such fiscal year (the "Current Base").

                           (iii)    If Actual Income is greater than 80%, but
less than 100%, of Target Income, Employee shall receive a bonus equal to the Current Base multiplied by the percentage determined as follows:

                        50% + [% in excess of 80% x 50%]
                               ------------------
                                       20

                           (iv)     If Actual Income is 100% of Target Income,
Employee shall receive a bonus equal to 100% of Current Base.

                           (v)      If Actual Income is greater than 100%, but
less than 120%, of Target Income, Employee shall receive a bonus equal to the Current Base multiplied by the percentage determined as follows:

                       100% + [% in excess of 100% x 100%]
                               ------------------
                                       20

                           (vi)     If Actual Income is 120% or greater of
Target Income, Employee shall receive a bonus equal to 200% of Current Base.

The annual bonus shall be paid within 90 days after the end of the fiscal year. For purposes hereof, (a) "Actual Income" shall be "Income (loss) before income taxes, discontinued operations and cumulative effect of accounting change for goodwill", as reflected on the Company's Consolidated Statement of Operations for the applicable fiscal year; provided, however, that if there are write-offs of goodwill or other extraordinary items included therein, such write-offs shall be added back to Actual Income; and (b) "Target Income" shall be the targeted Actual Income for the applicable fiscal year. Nothing in this subsection (e) shall prevent the Compensation Committee from paying to Employee any other bonus as and when the Compensation Committee believes that such other bonus is warranted.

         The Company shall deduct from all compensation payable under this Agreement to the Employee any taxes or withholdings the Company is required to deduct pursuant to state and federal laws or by mutual agreement between the parties.

         5. Vacation. For and during each year of the Term and any extensions thereof, the Employee shall be entitled to reasonable paid vacation periods consistent with his positions with the Company and in accordance with the Company's standard policies, or as the Company's Board of Directors may approve. In addition, the Employee shall be entitled to such holidays consistent with the Company's standard policies or as the Company's Board of Directors may approve.

         6. Expense Reimbursement. In addition to the compensation and benefits provided herein, the Company shall, upon receipt of appropriate documentation, reimburse the Employee each month for his reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses in accordance with the Company's policies then in effect.

         7.       Termination.

                  (a) For Cause. The Company may terminate this Agreement immediately for cause upon written notice to the Employee, in which event the Company shall be obligated only to pay the Employee that portion of the minimum base annual salary due him through the date of termination. Cause shall be limited to (i) the persistent failure to perform duties consistent with a commercially reasonable standard of care; (ii) the willful neglect of duties;
(iii) criminal or other illegal activities involving dishonesty; or, (iv) a material breach of this Agreement.

                  (b) Without Cause. Either party may terminate this Agreement immediately without cause by giving written notice to the other. If the Company terminates under this Section 7(b), then it shall pay to the Employee the sum of (i) all amounts owed through the date of termination, plus
(ii) an amount equal to the product of the Employee's minimum base annual salary in effect as of the date of termination times either the number of years (including partial years) remaining in the Term, or the number one, whichever is greater, plus (iii) an amount equal to 200% of the Employee's minimum base annual salary in effect as of the date of termination times the number of years under Section 4(e) for which an annual bonus had not yet been calculated (e.g., if such termination occurs on December 1, 2004, the number is three, and if on December 1, 2005, the number is two, and if on December 1, 2006, the number is one). Such payment to be made in a lump sum on or before the fifth day following the date of termination, or as otherwise directed by the Employee, and shall be in lieu of all further payments of salary and bonus under this Agreement. In addition, if the Company terminates under this Section 7(b), (i) all options granted to the Employee which had not vested as of the date of such termination shall vest concurrently with such termination, and, notwithstanding the terms of any option agreements, Employee may exercise any vested options, including by reason of acceleration, for a period after such termination which is the greater of what is provided in the respective option agreement or 30 days, and (ii) the Company shall maintain in full force and effect for the continued benefit of the Employee for the remainder of the Term, all employee benefit plans (except for the Company's stock option plans) and programs in which the Employee was entitled to participate immediately prior to the date of termination, provided that the Employee's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Employee's participation in any such plan or program is prohibited, the Company shall, at its expense, arrange to provide the Employee with benefits substantially similar to those which the Employee would otherwise have been entitled to receive under such plans and programs from which his continued participation is prohibited. If the Employee terminates under this Section 7(b), then the Company shall only be obligated to pay the Employee the minimum annual base salary due him through the date of termination.

                  (c) Disability. If the Employee fails to perform his duties hereunder on account of illness or other incapacity for a period of six consecutive months, then the Company shall have the right upon written notice to the Employee to terminate this Agreement without further obligation by paying the Employee the minimum base annual salary, without offset, for the remainder of the Term in a lump sum or as otherwise directed by the Employee.

                  (d) Death. If the Employee dies during the Term, then this Agreement shall terminate immediately and the Employee's legal representatives shall be entitled to receive the minimum annual base salary for the remainder of the Term in a lump sum or as otherwise directed by the Employee's legal representative. Executive's outstanding Company options will immediately vest in full and be exercisable for a period of 90 days from Employee's death.

                  (e) Effect of Termination. Termination for any reason or for no reason shall not constitute a waiver of the Company's rights under this Agreement nor a release of the Employee from any obligation hereunder except his obligation to perform his day-to-day duties as an employee.

                  (f) Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall any compensation or other payments received by the Employee after the date of termination reduce any payments due under this Section 7.

         8.       Severance Payment.

                  (a) The Employee may terminate his employment hereunder for "Good Reason", which, for purposes of this Agreement, shall mean (i) Employee is required to relocate from Santa Barbara County, California, to perform his duties under this Agreement without his consent, or (ii) a "change in control of the Company." A "change in control of the Company" shall, for purposes of this Agreement, be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger own less than 50% of the voting securities of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any "person" (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Company or any "person" who, on the date hereof, is a director or officer of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities, or (iv) during any period of two (2) consecutive years during the Term or any extensions thereof, individuals, who, at the beginning of such period, constitute the Board of Directors, cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period. The Employee may only terminate this Agreement for Good Reason during the period commencing 60 days and expiring 365 days after such change in control.

                  (b) If the Employee terminates his employment for Good Reason, or, if after a change in control of the Company, the Company shall terminate the Employee's employment in breach of this Agreement or pursuant to
Section 7(b), then, in lieu of and notwithstanding Section 7 above:

                           (i)      the Company shall pay the Employee his
minimum base annual salary due him through the date of termination;

                           (ii)     in lieu of any further salary and bonus
payments or other payments due to the Employee for periods subsequent to the date of termination, the Company shall pay, as severance to the Employee, the sum of (A) an amount equal to the product of the Employee's minimum base annual salary in effect as of the date of termination times either the number of years (including partial years) remaining in the Term or the number one, whichever is greater, plus (B) an amount equal to 200% of the Employee's minimum base annual salary in effect as of the date of termination times the number of years under
Section 4(e) for which an annual bonus had not yet been calculated (e.g., if such termination occurs on December 1, 2004, the number is three, and if on December 1, 2005, the number is two, and if on December 1, 2006, the number is one), such payment to be made in a lump sum on or before the fifth day following the date of termination;

                           (iii)    all options granted to the Employee which
had not vested as of the date of such termination shall vest concurrently with such termination; and

                           (iv)     the Company shall maintain in full force and
effect, for the continued benefit of the Employee for the number of years (including partial years) remaining in the Term, all employee benefit plans (except for the Company's stock option plans) and programs in which the Employee was entitled to participate immediately prior to the date of termination, provided that the Employee's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Employee's participation in any such plan or program is prohibited, the Company shall, at its expense, arrange to provide the Employee with benefits substantially similar to those which the Employee would otherwise have been entitled to receive under such plans and programs from which his continued participation is prohibited.

                  (c) The Employee shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise, nor shall any compensation or other payments received by the Employee after the date of termination, reduce any payments due under this
Section 8.

                  (d) Notwithstanding anything to the contrary herein, if and to the extent any payment made under this Agreement, either alone or in conjunction with other payments Employee has the right to receive either directly or indirectly from the Company, which would constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, then Employee shall be entitled to receive an excise tax gross-up payment not exceeding one million dollars ($1,000,000) in accordance with Appendix A.

         9. Non-Delegation of Employee's Rights. The obligations, rights and benefits of the Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.

         10. Confidential Information. The Employee acknowledges that in his capacity as an employee of the Company he will occupy a position of trust and confidence and he further acknowledges that he will have access to and learn substantial information about the Company and its operations that is confidential or not generally known in the industry, including, without limitation, information that relates to purchasing, sales, customers, marketing, and the Company's financial position and financing arrangements. The Employee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company. The Employee will keep confidential, and will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company's methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company, nor will the Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this Section 10. Accordingly, the Employee agrees that during the Term and at all times thereafter he will not disclose, or permit or encourage anyone else to disclose, any such information, nor will he utilize any such information, either alone or with others, outside the scope of his duties and responsibilities with the Company.

         11. Non-Competition During Employment Term. The Employee agrees that, during the Term and any extensions thereof, he will devote substantially all his business time and effort, and give undivided loyalty, to the Company, and that he will not engage in any way whatsoever, directly or indirectly, in any business that is competitive with the Company or its affiliates, nor solicit, or in any other manner work for or assist any business which is competitive with the Company or its affiliates. In addition, during the Term and any extensions thereof, the Employee will undertake no planning for or organization of any business activity competitive with the work he performs as an employee of the Company, and the Employee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing any such competitive business activity.

         12. Non-Competition After Employment Term. The parties acknowledge that the Employee will acquire substantial knowledge and information concerning the business of the Company and its affiliates as a result of his employment. The parties further acknowledge that the scope of business in which the Company is engaged as of the Effective Date is national and very competitive and one in which few companies can successfully compete. Competition by the Employee in that business after this Agreement is terminated would severely injure the Company. Accordingly, for a period of two years after this Agreement is terminated or the Employee leaves the employment of the Company for any reason whatsoever, except as otherwise stated hereinbelow, the Employee agrees (i) not to become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that in any way competes with the Company or its affiliates in any of their presently-existing or then-existing products and markets; and (ii) not to solicit any person or business that was at the time of such termination and remains an executive employee of the Company or any of its affiliates. Notwithstanding any of the foregoing provisions to the contrary, the Employee shall not be subject to the restrictions set forth in this Section 12 under the following circumstances:

                  (a) If the Employee's employment with the Company is terminated by the Company without cause;

                  (b) If the Employee's employment with the Company is terminated as a result of the Company's unwillingness to extend the Term of this Agreement; or

                  (c) If the Employee leaves the employment of the Company for Good Reason pursuant to Section 8, above.

         13. Return of Company Documents. Upon termination of this Agreement, Employee shall return immediately to the Company all records and documents of or pertaining to the Company and shall not make or retain any copy or extract of any such record or document.

         14. Improvements and Inventions. Any and all improvements or inventions which the Employee may conceive, make or participate in during the period of his employment shall be the sole and exclusive property of the Company. The Employee will, whenever requested by the Company, execute and deliver any and all documents which the Company shall deem appropriate in order to apply for and obtain patents for improvements or inventions or in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents or applications.

         15. Actions. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by the Employee to abide by its terms and conditions nor will money damages adequately compensate for such injury. It is therefore agreed between the parties that, in the event of a breach by the Employee of any of his obligations contained in this Agreement, the Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel the Employee to perform as agreed herein. The Employee agrees that this Section 15 shall survive the termination of his employment and he shall be bound by its terms at all times subsequent to the termination of his employment for so long a period as Company continues to conduct the same business or businesses as conducted during the Term or any extensions thereof. Nothing herein contained shall in any way limit or exclude any other right granted by law or equity to the Company.

         16. Amendment; Integration. This Agreement contains, and its terms constitute, the entire agreement of the parties, and it may be amended only by a written document signed by both parties to this Agreement. This Agreement supersedes and replaces the Prior Employment Agreement, which is of no further force or effect after the Effective Date.

         17. Governing Law. California law shall govern the construction and enforcement of this Agreement and the parties agree that any litigation pertaining to this Agreement shall be adjudicated in courts located in California.

         18. Attorneys' Fees. If any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be paid by the other party its reasonable attorneys' fees as well as court costs, all as determined by the court and not a jury.

         19. Severability. If any section, subsection or provision hereof is found for any reason whatsoever, to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of the Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.

         20. Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three days after being sent by United States certified mail, postage prepaid, with return receipt requested, to the parties at their respective addresses set for the below:

                      To the Company:

                               CKE Restaurants, Inc.
                               6307 Carpinteria Avenue, Suite A
                               Carpinteria, CA 93013
                               Attention: General Counsel

                      To the Employee:

                               Andrew F. Puzder
                               570 Meadow Wood Lane
                               Montecito, California 93108

         21. Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

         IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

                                CKE RESTAURANTS, INC.

                                By: /s/ Peter Churm
                                    -----------------------------
                                    Peter Churm
                                    Its: Chairman of the Compensation Committee

                                EMPLOYEE

                                /s/ Andrew F. Puzder
                                --------------------------------------
                                Andrew F. Puzder

                                   APPENDIX A
                              (GROSS UP PROVISION)

         (a) In the event it is determined (pursuant to (b) below) or finally determined (as defined in (c)(iii) below) that any payment, distribution, transfer, benefit or other event with respect to the Company or a successor, direct or indirect subsidiary or affiliate of the Company (or any successor or affiliate of any of them, and including any benefit plan of any of them), and arising in connection with an event described in Section 280G(b)(2)(a)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), occurring after the Effective Date, to or for the benefit of Employee or Employee's dependents, heirs or beneficiaries (whether such a payment, transfer, distribution, benefit or other event occurs pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Appendix A) (each a "Payment" and collectively the "Payments") is or was subject to the excise tax imposed by Section 4999 of the Code, and any successor provisions or any comparable provisions of state or local income tax (collectively, "Section 4999"), or any interest, penalty or addition to tax is or was incurred by Employee with respect to such excise tax (such excise tax, together with any such interest, penalty, addition to tax, and costs (including professional fees)) (hereinafter collectively referred to as the "Excise Tax"), then within 10 days after such determination or final determination, as the case may be, the Company shall pay to Employee (or to the applicable taxing authority on Employee's behalf) an additional cash payment (hereinafter referred to as the "Gross-Up Payment") equal to the lesser of (i) $1,000,000 or (ii) an amount such that after payment by Employee of all taxes, interest, penalties, additions to tax and costs imposed or incurred with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), Employee retains an amount of the Gross-Up Payment equal to the excise tax imposed upon such Payment or Payments. Subject to the limitations in clause (i) of the preceding sentence, this provision is intended to put Employee in the same position as Employee would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.

         (b) Except as provided in subsection (c) below, the determination that a payment is subject to an Excise Tax shall be made in writing by a certified public accounting firm selected by Employee ("Employee's Accountant"). Such determination shall include the amount of the Gross-Up Payment and detailed computations thereof, including any assumptions used in such computations (the written determination of the Employee's Accountant, hereinafter "Employee's Determination"). The Employee's Determination shall be reviewed on behalf of the Company by a certified accounting firm selected by the Company (the "Company's Accountant"). The Company shall notify Employee within 10 business days after receipt of the Employee's Determination of any disagreement or dispute therewith, and failure to so notify within that period shall be considered an agreement by the Company to make payment as provided in subsection (a) above within 10 days from expiration of such 10 business-day period. In the event of an objection by the Company to the Employee's Determination, any amount not in dispute shall be paid within 10 days following the 10 business-day period referred to herein, and with respect to the amount in dispute, the Employee's Accountant and the Company's Accountant shall jointly select a third nationally recognized certified public accounting firm to resolve the dispute and the decision of such third firm shall be final, binding and conclusive upon the Employee and the Company. In such a case, the third accounting firm's findings shall be deemed the binding determination with respect to the amount in dispute, obligating the Company to make any payment as a result thereof within 10 days following the receipt of such third party accounting firm's determination. All fees and expenses of each of the accounting firms referred to in this Appendix A shall be borne solely by the Company.

         (c)      (i)      Employee shall notify the Company in writing of any
claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively the "Taxing Authority") that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after the Employee receives written notice of such a claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that failure by the Employee to give such notice within such 30-day period shall not result in a waiver or forfeiture of any of Employee's rights under this Section and this Appendix A except to the extent of actual damage suffered by the Company as a result of such failure. Employee shall not pay such claim prior to the expiration of the 15-day period following the date on which Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest, penalties, or additional tax with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such 15-day period (regardless of whether such claim was earlier paid as contemplated by the preceding parenthetical) that it desires to contest such claim (and demonstrates to the reasonable satisfaction of Employee its ability to make the payments to Employee which may ultimately be required under this section before assuming responsibility for the claim), Employee shall:

                           (A) give the Company any information reasonably requested by the Company relating to such claim;

                           (B)      take such action in connection with
         contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company that is reasonably acceptable to Employee;

                           (C) cooperate with the Company in good faith in order to effectively contest such claim; and

                           (D) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs, expenses, attorneys' and accountants' fees (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties, and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification. Without limitation on the foregoing provisions of this Appendix A, and to the extent its actions do not unreasonably interfere with or prejudice Employee's disputes with the Taxing Authority as to other issues, the Company shall control all proceedings taken in connection with such contest and, in its reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the Taxing Authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance an amount equal to such payment to Employee, on an interest-free basis, and shall indemnify and hold Employee harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, as any such amounts are incurred; and, further provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided further, that any settlement of any claim shall be reasonably acceptable to the Employee and the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Employee shall be entitled to settle or contest, as the case may be, any other issue.

                  (ii) If, after receipt by Employee of an amount advanced by the Company pursuant to paragraph (c)(i), Employee receives any refund with respect to such claims, Employee shall (subject to the Company's complying with the requirements of this Appendix A) promptly pay to the Company an amount equal to such refund (together with any interest paid or credited thereof after any taxes applicable thereto), net of any taxes (including, without limitation, any income or excise taxes), interest, penalties, or additions to tax and any other costs incurred by Employee in connection with such advance, after giving effect to such repayment. If, after receipt by Employee of an amount advanced by the Company pursuant to paragraph (c)(i), it is finally determined that Employee is not entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be treated as a Gross-Up Payment otherwise required to be paid.

                  (iii) For purposes of the Appendix A, whether the Excise Tax is applicable to a Payment shall be deemed to be "finally determined" upon the earliest of: (A) the expiration of the 15-day period referred to in paragraph (c)(i) above if the Company has not notified Employee that it intends to contest the underlying claim, (B) the expiration of any period following which no right of appeal exists, (C) the date upon which a closing agreement or similar agreement with respect to the claim is executed by Employee and the Taxing Authority (which agreement may be executed only in compliance with this Appendix A), or (D) the receipt by Employee of notice from the Company that it no longer seeks to pursue a contest (which shall be deemed received if the Company does not, within 15 days following receipt of a written inquiry from Employee, affirmatively indicate in writing to Employee that the Company intends to continue to pursue such contest).

         (d) As a result of uncertainty in the application of Section 4999 that may exist at the time of any determination that a Gross-Up Payment is due, it may be possible that in making the calculations required to be made hereunder, the parties or their accountants shall determine that a Gross-Up Payment need not be made (or shall make no determination with respect to a Gross-Up Payment) that properly should be made ("Underpayment"), or that a Gross-Up Payment not properly needed to be made should be made ("Overpayment"). The determination of any Underpayment shall be made using the procedures set forth in paragraph (b) above and shall be paid to Employee as an additional Gross-Up Payment. The Company shall be entitled to use procedures similar to those available to Employee in paragraph (b) to determine the amount of any Overpayment (provided that the Company shall bear all costs of the accountants as provided in paragraph (b)). In the event of a determination that an Overpayment was made, any such Overpayment shall be treated for all purposes as a loan to Employee with interest at the applicable Federal rate provided for in
Section 1274(d) of the Code; provided, however, that the amount to be repaid by Employee to the Company shall be subject to reduction to the extent necessary to put Employee in the same after-tax position as if such Overpayment was never made.

                                        3